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                                                                    Exhibit 1(n)

                              ARTICLES OF TRANSFER
                  FROM MERRILL LYNCH ASSET INCOME FUND, INC.,
                             A MARYLAND CORPORATION
                 TO MERRILL LYNCH GLOBAL ALLOCATION FUND, INC.,
                             A MARYLAND CORPORATION

       THESE ARTICLES OF TRANSFER are made and entered into as of the 19/th/ day of July, 2000, by and between Merrill Lynch Asset Income Fund, Inc., a Maryland corporation (the "Transferor"), and Merrill Lynch Global Allocation Fund, Inc., a Maryland corporation (the "Transferee").

       FIRST: the Transferor agrees to convey and transfer substantially all of its assets to the Transferee as hereinafter set forth.

       SECOND: (a) The Transferor was incorporated under the laws of the State of Maryland.

               (b) The Transferee was incorporated under the laws of the State of Maryland.

       THIRD: The name, address and principal place of business of the Transferee is Merrill Lynch Global Allocation Fund, Inc. 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

       FOURTH: The Transferor and the Transferee maintain their principal office in the State of Maryland in Baltimore City. Neither the Transferor nor the Transferee owns an interest in land in the State of Maryland.

       FIFTH: The nature of the consideration to be paid by the Transferee for the conveyance and transfer of substantially all of the assets of the Transferor shall be shares of the Transferee's Common Stock of an aggregate net asset value equal (to the nearest one ten-thousandth of one cent) to the value of assets of the Transferor acquired, reduced by the amount of liabilities assumed by the Transferee, both determined as of July 21, 2000.

     SIXTH:    The terms and conditions of the transactions set forth in these
Articles of Transfer have been advised, authorized and approved by the Transferor in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland at a meeting of the Board of Directors of the Transferor held on January 12, 2000, and by the subsequent approval of stockholders at a meeting of the stockholders of the Transferor held on May 31, 2000 at 9:00 A.M..

     SEVENTH: The terms and conditions of the transaction set forth in these Articles of Transfer have been advised, authorized and approved by the Transferee in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland at a meeting of the Board of Directors of the Transferee held on January 20, 2000.

     EIGHTH:   These Articles of Transfer shall be effective at the very
beginning of the day on July 24, 2000.

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     IN WITNESS WHEREOF, each party to these Articles of Transfer has caused these Articles to be signed and acknowledged in its name and on its behalf by its President and attested by its Secretary, on the day and year first above written, and each such signatory hereby acknowledges the same to be the act and deed of such corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects, such statements being made under the penalties of perjury.

Attest:                               Merrill Lynch Global Allocation Fund, Inc.



/s/ Phillip S. Gillespie              By: /s/ Terry K. Glenn
---------------------------------         --------------------------------------
Phillip S. Gillespie                  Name: Terry K. Glenn
Secretary                             Title: President



Attest:                               Merrill Lynch Asset Income Fund, Inc.



/s/ Allan J. Oster                    By: /s/ Terry K. Glenn
---------------------------------         --------------------------------------
Allan J. Oster                        Name: Terry K. Glenn
Secretary                             Title: President

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